Exhibit 99.1

TETRA TECHNOLOGIES, INC. ANNOUNCES
FOURTH QUARTER AND TOTAL YEAR 2022 RESULTS

THE WOODLANDS, Texas, February 27, 2023 / PR Newswire / - TETRA Technologies, Inc. (“TETRA” or the “Company”) (NYSE:TTI) today announced fourth quarter and full year 2022 results.

Brady Murphy, TETRA’s President and Chief Executive Officer, stated, "Fourth quarter results came in stronger than anticipated as we were able to capitalize on multiple opportunities with our global completion fluids network in an increasingly active offshore market. Gross profit was $31.1 million in the fourth quarter compared to $19.2 million in the fourth quarter of last year.”

Fourth Quarter Results

Fourth quarter 2022 revenue of $147 million increased 9% from the third quarter of 2022 and 30% from the fourth quarter of 2021. Net loss before discontinued operations was $1.8 million, inclusive of $4.3 million of non-recurring charges and expenses. This compares to a net loss before discontinued operations of $63,000 in the third quarter of 2022, which included $2.7 million of non-recurring charges and expenses and compares to a net loss before discontinued operations of $703,000 in the fourth quarter of 2021, which included $891,000 of non-recurring charges and expenses. Net loss per share from continuing operations in the fourth quarter was $0.01, compared to break even in the third quarter of 2022 and compared to a loss per share of $0.01 in the fourth quarter of 2021. Adjusted net income per share from continuing operations was $0.02 in the fourth quarter, compared to $0.02 in the third quarter 2022 and compared to break even in the fourth quarter of 2021.

Adjusted EBITDA for the fourth quarter of $20.3 million increased 9% from the $18.6 million in the third quarter of 2022 and 56% year-on-year from $13.1 million in the fourth quarter of 2021. The fourth quarter of 2022 included unrealized gains on investments of $339,000. Excluding these unrealized gains on investments, Adjusted EBITDA for the fourth quarter of 2022 was $20.0 million.

Cash flow from operating activities was a use of $7.0 million in the fourth quarter of 2022 compared to cash flow from operating activities of $2.1 million in the third quarter. The fourth quarter saw a spike of activity at the end of the quarter from large completion fluid sales that resulted in an increase of $24 million in accounts receivables when compared to September 30, 2022, which are expect to be monetized in the first quarter of 2023 to get back to normalized accounts receivable levels. Adjusted free cash flow from continuing operations was a use of $14.2 million, which included investments made in the fourth quarter to further support immediate opportunities and market penetration in key offshore markets as well as investments of more than $3 million related to engineering and consulting expenses associated with the Arkansas development initiatives.

Brady Murphy, TETRA’s President and Chief Executive Officer, stated, "In the fourth quarter we continued to improve our financial performance while also continuing to advance our strategic initiatives, including the acquisition of a key completion fluid business in the North Sea and the assets of another in the Gulf of Mexico, both to further strengthen our offshore completion fluids business. Despite the challenges we mentioned last quarter regarding bromine supply constraints and delays of TETRA PureFlow® ultra-pure zinc bromide shipments, the team was able to pivot quickly and capture good margin sale opportunities which more than offset these headwinds. Many signals indicate we are in the early days of an offshore growth cycle as we generated more than 20% sequential revenue growth and 51% year-on-year revenue growth for our Gulf of Mexico and international completion fluids businesses combined. Our Water & Flowback Services business grew 7% sequentially and marks the seventh consecutive quarter of topline growth. For the full year, our Water and Flowback Services revenue grew 66% while income before taxes increased by $27 million and Adjusted EBITDA increased $29 million or 191%. Annualized fourth quarter Water and Flowback revenue of $325 million exceeds our full year 2018 Water and Flowback revenue on 30% lower active frac fleets, demonstrating our solid execution to capture profitable market share as well as our strategy to grow beyond the North America land market.

“Fourth quarter Water & Flowback Services revenue of $81 million improved $28 million or 52% year-on-year, and $5.4 million, or 7.1%, quarter-on-quarter. Income before taxes was $4.9 million while Adjusted EBITDA of $12.1 million improved by $5.2 million, or 75%, year-on-year. Adjusted EBITDA margins of 14.9% were down 250 basis points quarter-on-quarter on a mix of lower margin service offerings. Adjusted EBITDA margins are expected to rebound in the first quarter of 2023 as we shift our focus from the significant growth we have experienced the past two years to focus more on EBITDA margin expansion and returns in 2023. Our growth has been boosted from investments in our TETRA SandStormTM advanced cyclone technology to significantly expand our fleet and in Argentina early production facilities (“EPFs”) where we will have three operational EPFs by the end of the second quarter of 2023. The Argentina EPFs are all on long-term contracts and have been operating consistent within expectations, with the option to sell two of the three assets at the end of their respective terms, creating an incremental cash flow to TETRA. Looking to 2023, we will continue to invest opportunistically in new capital projects with short-term returns, but our focus will be on EBITDA margin expansion and cash generation.

“As mentioned in our December press release, in the fourth quarter we obtained preliminary results from the first desalination of produced water for a beneficial re-use pilot project in Texas for a major oil and gas operator. The results yielded as high as 92% desalinated water from the produced water with total dissolved solids below the average found in municipal tap water. The equipment has returned to our R&D facility and is undergoing further enhancements for a final commercial plant design. With the recent and increasing seismicity events in the Permian Basin along with an expected increase in produced water and disposal restrictions, we continue to see significant customer interest in produced water beneficial re-use, including mineral extraction.

“Completion Fluids & Products fourth-quarter 2022 revenue of $66 million increased year-on-year by 10.7% and increased from the third quarter of 2022 by 12% as several significant projects materialized late in the quarter. Income before taxes for the quarter was $10.5 million and Adjusted EBITDA margins were 24.2%, down slightly from 24.9% in the third quarter. The fourth quarter included $0.5 million in unrealized losses from investments. Excluding unrealized gains and losses from investments for both periods, Adjusted EBITDA margins increased sequentially by 40 basis points. The improvement was driven primarily by stronger performance in the Gulf of Mexico and our international offshore locations. The margins were also boosted by a successfully completed first UK-based TETRA CS Neptune® fluids project. We anticipate completing another TETRA CS Neptune fluids project in Norway in the first half of 2023. The two key investments mentioned earlier include the acquisition of the Peacocks business in the North Sea and the purchase of Newpark’s completion fluids facility and completion fluids inventory in Port Fourchon in Louisiana. We further agreed to collaborate with Newpark on a non-exclusive basis on opportunities where they might require completion fluids products globally for projects they are supporting. As of year-end, approximately 40% of the acquired Newpark inventory had already been sold. Although both investments were smaller in size, both will immediately grow TETRA’s market position and add capacity in key offshore markets. Our European chemicals business also contributed to the sequential improvement reflecting the team’s continued success in obtaining price increases while continuing to improve the supply chain constraints created by the Russia-Ukraine conflict.

“Capital Investments in 2022 were made to support both short-term investments such as TETRA SandStormTM advanced cyclone technology for the U.S. market as well as to strengthen our longer-term position in international and offshore markets through the investments in EPFs and investments to support the offshore completion fluids business. We also continue to make progress on evaluating the development of our bromine and lithium resources in Arkansas. In combination, we made significant progress in setting the foundation for sustainable growth by expanding our earnings base within our two segments while also making meaningful progress towards creating sustainable growth opportunities outside of the oil and gas market. These investments helped us achieve 42% year-on-year revenue growth with strong momentum into 2023 where we again expect to grow over 2022. The combination of strategic investments and higher working capital, including a 2022 year ending accounts receivable build of $38 million over 2021 year end, resulted in a negative adjusted free cash for the year in 2022, the first time since 2019. In 2023 we expect further revenue growth on lower capex investments while monetizing much of the accounts receivables build, the combination of which should result in significant free cash flow generation in 2023. Today, we have a diverse revenue stream in oil and gas as well as industrial, in domestic and international, and in onshore and offshore. The Company is well positioned to grow with the oil and gas upcycle and to grow with new, low carbon energy solutions.

“Simultaneous with this press release, TETRA issued a separate press release today announcing progress on the bromine project with a related posting on TETRA’s web site of an S-K 1300 Section 19 Report that includes preliminary economics for this project. The key milestones attained in the fourth quarter include the completion of a FEED (front end engineering and design) study by an engineering firm for a bromine production plant while advancing work on a reservoir analysis for the optimal brine and bromine production. We are now moving towards drilling a second well with the intention to move from inferred resources to indicated resources and towards a feasibility study. We also engaged an investment banking firm to work with us to identify potential joint venture partners to develop our bromine assets in Arkansas. Progress at our Conroe, Texas R&D center continues on lithium extraction technology as we are establishing pilot units to address each stage of the process, starting with raw Smackover brine from our well in Arkansas to successfully producing lithium carbonate in our R&D center. We will continue to communicate our progress as this work advances.”

This press release includes the following financial measures that are not presented in accordance with generally accepted accounting principles in the United States (“GAAP”): Adjusted earnings per share from continuing operations, adjusted EBITDA, and adjusted EBITDA margin (Adjusted EBITDA as a percent of revenue) on consolidated and segment basis, adjusted income/(loss) from continuing operations, adjusted free cash flow from continuing operations, and net debt. Please see Schedules D through I for definitions and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures.

A summary of key financial metrics for the fourth quarter are as follows:

Fourth Quarter 2022 Results
	Three Months Ended
	December 31, 2022	September 30, 2022	December 31, 2021
	(in thousands, except per share amounts)
Revenue	$147,448	$135,012	$113,148
Loss before discontinued operations	(1,829)	(63)	(703)
Adjusted EBITDA before discontinued operations	20,341	18,595	13,074
GAAP EPS from continuing operations	(0.01)	—	(0.01)
Adjusted EPS from continuing operations	0.02	0.02	—
GAAP net cash (used in) provided by operating activities	(6,991)	2,145	(5,767)
Adjusted free cash flow from continuing operations	$(14,228)	$(9,774)	$7,425

Completion Fluids & Products fourth-quarter 2022 revenue of $66 million increased 12% from the third quarter of 2022. Income before taxes was $10.5 million in the fourth quarter (15.8% of revenue) compared to $12.4 million (21% of revenue) in the third quarter of 2022. Adjusted EBITDA of $16 million, which included a $0.5 million unrealized loss from investments, increased $1.3 million sequentially. Completion Fluids & Products Adjusted EBITDA margins were 24.2% in the fourth quarter compared to 24.9% in the third quarter of 2022. Excluding the unrealized gains and losses from investments for both periods, Adjusted EBITDA margins increased sequentially by 40 basis points.

Water & Flowback Services revenue was $81 million in the fourth quarter of 2022, an increase of 7% from the third quarter. Income before taxes was $4.9 million. Adjusted EBITDA of $12.1 million (14.9% of revenue) decreased 8.5% sequentially but was up 75% from the fourth quarter of 2021 due to stronger activity in the North America onshore business as well as growth in Latin America. Adjusted EBITDA margins contracted 250 basis points from the third quarter of 2022 driven by higher operating expenses but expected to rebound in the first quarter.

Free Cash Flow and Balance Sheet

Cash from operating activities was a use of $7.0 million in the fourth quarter while adjusted free cash flow from continuing operations was a use of $14.2 million. Accounts receivables increased by $24 million from the end of the third quarter 2022 to $130 million as of the end of the year, reflecting a strong ramp up in activity at the fourth quarter. Working capital at the end of year was $101 million and compares to $87.5 million at the end the third quarter of 2022. Working capital is defined as current assets, excluding cash and restricted cash, less current liabilities.

At the end of the fourth quarter, unrestricted cash was $14 million and availability under our credit agreements was $72 million. Liquidity at the end of the year was $85 million. As of February 24, 2023, liquidity was $94 million. Liquidity is defined as unrestricted cash plus availability under our revolving credit facilities. Long-term debt, with a September 2025 maturity, was $156 million, while net debt was $143 million. TETRA’s net leverage ratio was 1.99X at the end of the fourth quarter of 2022. Outstanding borrowings under TETRA’s term loan have been reduced by over $57 million from $220 million on September 30, 2020, to $163 million as of December 31, 2022.

Fourth Quarter Non-Recurring Charges and Expenses

Fourth quarter 2022 non-recurring charges and expenses are reflected on Schedule E and include $3.1 million of engineering and other consulting expenses incurred toward advancing the Company’s efforts to quantify the costs and economics on the potential development of its Arkansas bromine assets, inclusive of a FEED study. Additionally, $1.1 million of restructuring and impairment charges and a $74,000 adjustment to long-term incentives were also incurred in the quarter.

Total Year Results

Total year revenue of $553 million increased 42% from 2021. Income before discontinued operations improved from a loss of $16.8 million in 2021 (inclusive of $10.9 million of unusual charges) to income of $7.6 million in 2022 (inclusive of $11.4 million of unusual charges). Adjusted EBITDA increased by $28 million on a revenue increase of $165 million. Adjusted EBITDA in 2022 was $78 million compared to $50 million in 2021, and adjusted EBITDA margins increased 120 basis points to 14.1% from 12.9% in 2021. 2021 included net gains on investments of $13.3 million while 2022 included net unrealized gains on investments of $0.2 million. Excluding the gains on investments in both periods, adjusted EBITDA was up $41.1 million year-over-year or 112% growth and represents 25% fall-through on the incremental revenue.

A summary of key financial metrics for the full year are as follows:

	Twelve Months Ended
	December 31, 2022	December 31, 2021	Change	% Change
	(In Millions)
Revenue	$553.2	$388.3	$164.9	42%

Operating income (loss) from continuing operations	$11.2	$(14.7)	$25.9	(176)%
% of revenue	2.0%	(3.8)%	5.8%

Adjusted EBITDA	$78.1	$50.1	$28.0	56%
Adjusted EBITDA margin	14.1%	12.9%	1.2%

Cash flow from operations (including discontinued operations)	$19.0	$4.7	$14.3	304%
Adjusted free cash flow from continuing operations	$(20.5)	$9.3	$(29.8)	(320)%

Net debt	$142.9	$120.4	$22.5	19%

Completion Fluids & Products total revenue for 2022 was $273 million with income before taxes of $57.4 million (21.0% of revenue) inclusive of $4.0 million of non-recurring charges (mainly expenditures for our Arkansas assets net of a favorable insurance settlement). Adjusted EBITDA was $67.5 million (24.7% of revenue). Revenue increased $53.7 million from 2021 as completion fluid sales in the Gulf of Mexico increased by 90% and international completion fluid sales increased by 30%. 2021 also included net gains on investments of $13.7 million while 2022 included net unrealized losses on investments of $0.6 million. Excluding the gains and losses on investments in both periods, adjusted EBITDA was up $18.9 million year-over-year or 35% fall-through on the incremental revenue.

Water & Flowback Services total revenue for 2022 was $280 million with income before taxes of $15.7 million (5.6% of revenue) inclusive of $2.9 million of unusual charges. Adjusted EBITDA was $43.4 million (15.5% of revenue) achieving the target of 15% for the year. Revenue increased $111 million from 2021 driven mostly by a strong rebound in domestic activity. US Land revenue was up 63% attributable to deployments of TETRA SandStormTM advanced cyclone technology and capture of market share within the water management business. International revenue increased by 96% driven by the Argentina early production facilities. Adjusted EBITDA was up $29 million year-over-year or 26% fall-through on the incremental revenue.

Total Year Non-Recurring Charges and Expenses
Total year non-recurring charges and expenses of $11.4 million ($2.8 million being non-cash charges) are reflected on Schedule E and include the following: (a) income of $3.75 million on a favorable cash settlement on an insurance claim for property damage from hurricane damage to a TETRA’s facility in the Gulf of Mexico, (b) $6.6 million of expenses for drilling and completing a test well and engineering and other consulting expenses incurred toward advancing the Company’s efforts to quantify the costs and economics on the potential development of its Arkansas bromine assets, inclusive of a FEED study, (c) $4.5 million adjustment to long-term incentives, (d) $2.8 million non-cash impairment charges to obsolete inventory and fixed assets, and (e) $1.2 million of severance, restructuring and legal charges.

Conference Call
TETRA will host a conference call to discuss these results tomorrow, February 28, 2023, at 10:30 a.m. Eastern Time. The phone number for the call is 1-888-347-5303. The conference call will also be available by live audio webcast and may be accessed through the Company's investor relations website at http://ir.tetratec.com/events-and-webcasts. A replay of the conference call will be available at 1-877-344-7529 conference number 6113719, for one week following the conference call and the archived webcast will be available through the Company's website for thirty days following the conference call.

Investor Contact
For further information, please contact Elijio Serrano, CFO, TETRA Technologies, Inc. at (281) 367-1983 or via email at eserrano@tetratec.com or Rigo Gonzalez, Manager of Corporate Finance and Investor Relations, at (281) 364-2213 or via email at rgonzalez@tetratec.com.

Financial Statements, Schedules and Non-GAAP Reconciliation Schedules (Unaudited)
Schedule A: Consolidated Income Statement
Schedule B: Condensed Consolidated Balance Sheet
Schedule C: Consolidated Statements of Cash Flows
Schedule D: Statement Regarding Use of Non-GAAP Financial Measures
Schedule E: Non-GAAP Reconciliation of Adjusted Income (Loss) From Continuing Operations
Schedule F: Non-GAAP Reconciliation of Adjusted EBITDA
Schedule G: Non-GAAP Reconciliation of Net Debt
Schedule H: Non-GAAP Reconciliation to Adjusted Free Cash Flow From Continuing Operations
Schedule I: Non-GAAP Reconciliation to Net Leverage Ratio

Company Overview
TETRA Technologies, Inc. is an energy services and solutions company operating on six continents with a focus on bromine-based completion fluids, calcium chloride, water management solutions, frac flowback, and production well testing services. Calcium chloride is used in the oil and gas, industrial, agricultural, road, food, and beverage markets. TETRA is evolving its business model by expanding into the low carbon energy markets with its chemistry expertise, key mineral acreage, and global infrastructure. Low carbon energy initiatives include commercialization of TETRA PureFlow®, an ultra-pure zinc bromide clear brine fluid for stationary batteries and energy storage; advancing an innovative carbon capture utilization and storage technology with CarbonFree to capture CO2 and mineralize emissions to make commercial, carbon-negative chemicals; and development of TETRA's lithium and bromine mineral acreage to meet the growing demand for oil and gas products and energy storage. Visit the Company's website at www.tetratec.com for more information.

Cautionary Statement Regarding Forward Looking Statements
This news release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “see,” “expectation,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning economic and operating conditions that are outside of our control, including statements concerning recovery of the oil and gas industry; customer delays for international completion fluids related to global shipping and logistics issues; potential revenue associated with prospective energy storage projects or our pending carbon capture partnership; inferred mineral resources of lithium and bromine, the potential extraction of lithium and bromine from the leased acreage, the economic viability thereof, the demand for such resources and related products, and the timing and costs of such activities; the ability to obtain an indicated resources report and initial economic assessment regarding our lithium and bromine acreage; projections concerning the Company's business activities, financial guidance, profitability, estimated earnings, earnings per share, and statements regarding the Company's beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. With respect to the Company’s disclosures of inferred mineral resources, including bromine and lithium carbonate equivalent concentrations, it is uncertain if further exploration will ever result in the estimation of a higher category of mineral resource or a mineral reserve. Inferred mineral resources are considered to have the lowest level of geological confidence of all mineral resources. Investors are cautioned that mineral resources do not have demonstrated economic value. Inferred mineral resources have a high degree of uncertainty as to their existence and to whether they can be economically or legally commercialized. A significant amount of exploration must be completed in order to determine whether an inferred mineral resource may be upgraded to a higher category. Therefore, you are cautioned not to assume that all or any part of an inferred mineral resource exists, that it can be economically or legally commercialized, or that it will ever be upgraded to a higher category. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Risk Factors” contained in the Company's Annual Reports on Form 10-K, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Schedule A: Consolidated Income Statement (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
	(in thousands, except per share amounts)
Revenues	$147,448	$135,012	$113,148	$553,213	$388,272

Cost of product sales and services	107,037	96,905	85,821	400,229	294,952
Depreciation, amortization, and accretion	8,758	8,634	8,007	32,819	33,502
Impairments and other charges	542	—	132	2,804	581
Insurance recoveries	—	—	—	(3,750)	—
Total cost of revenues	116,337	105,539	93,960	432,102	329,035
Gross profit	31,111	29,473	19,188	121,111	59,237

Exploration and pre-development costs	3,135	936	—	6,635	—
General and administrative expense	23,846	23,833	18,972	91,942	75,049
Interest expense, net	4,900	3,999	4,004	15,833	16,377
Other (income) expense, net	393	(1,410)	(3,030)	(4,465)	(17,468)
Income (loss) before taxes and discontinued operations	(1,163)	2,115	(758)	11,166	(14,721)
Provision (benefit) for income taxes	666	2,178	(55)	3,565	2,084
Income (loss) from continuing operations	(1,829)	(63)	(703)	7,601	(16,805)
Income (loss) from discontinued operations, net of taxes	(75)	319	(475)	195	120,407
Net income (loss)	(1,904)	256	(1,178)	7,796	103,602
Less: (income) loss attributable to noncontrolling interest(1)	—	22	37	43	(269)
Net income (loss) attributable to TETRA stockholders	$(1,904)	$278	$(1,141)	$7,839	$103,333
Basic net income (loss) per common share:
Income (loss) from continuing operations	$(0.01)	$0.00	$(0.01)	$0.06	$(0.13)
Income from discontinued operations	0.00	0.00	0.00	0.00	0.95
Net income (loss) attributable to TETRA stockholders	$(0.01)	$0.00	$(0.01)	$0.06	$0.82
Weighted average basic shares outstanding	128,082	128,407	126,938	128,082	126,602
Diluted net income (loss) per common share:
Income (loss) from continuing operations	$(0.01)	$0.00	$(0.01)	$0.06	$(0.13)
Income from discontinued operations	0.00	0.00	0.00	0.00	0.95
Net income (loss) attributable to TETRA stockholders	$(0.01)	$0.00	$(0.01)	$0.06	$0.82
Weighted average diluted shares outstanding	128,082	128,407	126,938	129,778	126,602
(1)     (Income) loss attributable to noncontrolling interest includes income from discontinued operations, net of taxes of $333 for the year ended December 31, 2021 and zero for all other periods presented.

Schedule B: Condensed Consolidated Balance Sheet (Unaudited)

	December 31, 2022	December 31, 2021
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$13,592	$31,551
Trade accounts receivable, net	129,631	91,202
Inventories	72,113	69,098
Prepaid expenses and other current assets	23,112	18,539
Total current assets	238,448	210,390
Plant, property, and equipment, net	101,580	88,976
Other intangibles, net	32,955	36,958
Operating lease right-of-use assets	33,818	36,973
Investments	14,286	11,233
Other assets	13,279	13,736
Total long-term assets	195,918	187,876
Total assets	$434,366	$398,266

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	$49,121	$37,943
Compensation and employee benefits	30,958	20,811
Operating lease liabilities, current portion	7,795	8,108
Accrued taxes	9,913	7,085
Accrued liabilities and other	25,560	21,810
Current liabilities associated with discontinued operations	920	1,385
Total current liabilities	124,267	97,142
Long-term debt, net	156,455	151,936
Operating lease liabilities	28,108	31,429
Asset retirement obligations	13,671	12,984
Deferred income taxes	2,038	1,669
Other liabilities	3,430	4,543
Total long-term liabilities	203,702	202,561
TETRA stockholders' equity	107,625	99,704
Noncontrolling interests	(1,228)	(1,141)
Total equity	106,397	98,563
Total liabilities and equity	$434,366	$398,266

Schedule C: Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended			Twelve Months Ended December 31,
	December 31, 2022	September 30, 2022	December 31, 2021
				2022	2021
	(in thousands)
Operating activities:
Net income (loss)	$(1,904)	$256	$(1,178)	$7,796	$103,602
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization, and accretion	8,758	8,634	8,008	32,819	33,532
Gain on CSI Compressco GP Sale	—	—	437	—	(120,137)
Impairments and other charges	542	—	132	2,804	581
(Gain) loss on investments	(339)	549	(1,449)	(180)	(13,252)
Equity-based compensation expense	3,519	1,098	1,053	6,880	4,664
Provision for (recovery of) doubtful accounts	11	(213)	(783)	42	(654)
Amortization and expense of financing costs	998	805	771	3,376	3,091
Insurance recoveries associated with damaged equipment	—	—	110	(3,750)	—
Warrants fair value adjustment	—	—	143	—	—
Gain on sale of assets	(190)	(261)	(3)	(1,170)	(482)
Other non-cash charges and credits	480	(112)	(446)	55	(805)
Changes in operating assets and liabilities:
Accounts receivable	(23,187)	(2,080)	(12,549)	(39,848)	(27,795)
Inventories	1,236	(10,226)	2,938	(4,471)	5,387
Prepaid expenses and other current assets	(764)	(1,500)	(3,606)	(4,546)	(6,533)
Trade accounts payable and accrued expenses	5,636	5,884	1,775	22,705	27,006
Other	(1,787)	(689)	(1,120)	(3,555)	(3,548)
Net cash (used in) provided by operating activities	(6,991)	2,145	(5,767)	18,957	4,657
Investing activities:
Purchases of property, plant, and equipment	(7,378)	(12,266)	(5,913)	(40,056)	(20,533)
Acquisition of businesses, net of cash acquired	(917)	—	—	(917)	—
Purchase of CarbonFree convertible note	—	—	(5,000)	—	(5,000)
Proceeds from sale of investment	—	—	17,627	—	17,627
Proceeds from sale of property, plant, and equipment	217	295	671	1,706	1,687
Proceeds from insurance recoveries associated with damaged equipment	—	—	—	3,750	110
Other investing activities	(146)	(390)	(396)	(987)	934
Net cash provided by (used in) investing activities	(8,224)	(12,361)	6,989	(36,504)	(5,175)
Financing activities:
Proceeds from long-term debt	12,130	28	1,614	13,825	1,614
Principal payments on long-term debt	(9,191)	(25)	(13,000)	(12,483)	(50,477)
Payments on finance lease obligations	(128)	—	—	(1,302)	—
Debt issuance costs and other financing activities	—	—	(12)	—	(1,191)
Net cash used in financing activities	2,811	3	(11,398)	40	(50,054)
Effect of exchange rate changes on cash	749	(872)	(136)	(452)	(1,771)
Increase (decrease) in cash and cash equivalents and restricted cash	(11,655)	(11,085)	(10,312)	(17,959)	(52,343)

Cash and cash equivalents at beginning of period	25,247	36,332	41,863	31,551	83,894
Cash and cash equivalents at beginning of period associated with discontinued operations	—	—	—	—	16,577
Cash and cash equivalents at beginning of period associated with continuing operations	25,247	36,332	41,863	31,551	67,317
Cash and cash equivalents at end of period associated with continuing operations	$13,592	$25,247	$31,551	$13,592	$31,551

Schedule D: Statement Regarding Use of Non-GAAP Financial Measures

    In addition to financial results determined in accordance with U.S. GAAP, this press release may include the following non-GAAP financial measures for the Company: adjusted income (loss) per share from continuing operations; consolidated and segment Adjusted EBITDA; segment Adjusted EBITDA as a percent of revenue (“Adjusted EBITDA margin”); adjusted income (loss) from continuing operations, adjusted free cash flow from continuing operations; net debt, and net leverage ratio. The following schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable U.S. GAAP measures. The non-GAAP financial measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with U.S. GAAP, as more fully discussed in the Company’s financial statements and filings with the Securities and Exchange Commission.

    Management believes that the exclusion of the special charges from the historical results of operations enables management to evaluate more effectively the Company’s operations over the prior periods and to identify operating trends that could be obscured by the excluded items.

    Adjusted income (loss) from continuing operations is defined as the Company’s income (loss) before taxes and discontinued operations, excluding certain special or other charges (or credits), and including noncontrolling interest attributed to continuing operations. Adjusted income (loss) from continuing operations is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations.

    Adjusted earnings (loss) per share from continuing operations is defined as the Company’s diluted earnings (loss) per share excluding certain special or other charges (or credits), discontinued operations and noncontrolling interest attributable to discontinued operations. Adjusted earnings (loss) per share is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations.

    Adjusted EBITDA (and Adjusted EBITDA as a percent of revenue) is defined as earnings before interest, taxes, depreciation, amortization, impairments and certain non-cash charges, non-recurring adjustments and discontinued operations. Adjusted EBITDA (and adjusted EBITDA margin) is used by management as a supplemental financial measure to assess the financial performance of the Company’s assets, without regard to financing methods, capital structure or historical cost basis and to assess the Company’s ability to incur and service debt and fund capital expenditures.

    Adjusted free cash flow from continuing operations is defined as cash from operating activities less discontinued operations Adjusted EBITDA, less continuing operations capital expenditures net of sales proceeds, less payments on financing lease obligations and including cash distributions to TETRA from CSI Compressco and cash from other investments. Management uses this supplemental financial measure to:

•assess the Company’s ability to retire debt;
•evaluate the capacity of the Company to further invest and grow; and
•to measure the performance of the Company as compared to its peer group.

    Adjusted free cash flow from continuing operations do not necessarily imply residual cash flow available for discretionary expenditures, as they exclude cash requirements for debt service or other non-discretionary expenditures that are not deducted.

    Net debt is defined as the sum of the carrying value of long-term and short-term debt on its consolidated balance sheet, less cash, excluding restricted cash on the balance sheet. Management views net debt as a measure of TETRA’s ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities.

Net leverage ratio is defined as debt excluding financing fees and discount on term loan and including letters of credit and guarantees, less cash divided by trailing twelve months adjusted EBITDA for credit facilities. Adjusted EBITDA for credit facilities consists of adjusted EBITDA described above, plus equity compensation expense, less non-cash (gain) loss on sale of investments, (gain) loss on sales of assets, acquisition trailing EBITDA and excluding certain special or other charges (or credits). Management primarily uses this metric to assess TETRA’s ability to borrow, reduce debt, add to cash balances, pay distributions, and fund investing and financing activities.

Schedule E: Non-GAAP Reconciliation of Adjusted Income (Loss) From Continuing Operations (Unaudited)

	Three Months Ended
	December 31, 2022	September 30, 2022	December 31, 2021
	(in thousands, except per share amounts)

Income (loss) before taxes and discontinued operations	$(1,163)	$2,115	$(758)
Provision (benefit) for income taxes	666	2,178	(55)
Noncontrolling interest attributed to continuing operations	—	22	37
Loss from continuing operations	(1,829)	(85)	(740)
Exploration and pre-development costs	3,135	936	—
Adjustment to long-term incentives	74	1,731	495
Transaction, restructuring and other expenses	576	82	443
Impairments and other charges	542	—	132
Former CEO stock appreciation right expense	—	—	107
Stock warrant fair value adjustment	—	—	(56)
Allowance for bad debt	—	—	(230)
Adjusted income from continuing operations	$2,498	$2,664	$151

Diluted per share information
Income (loss) from continuing operations	$(0.01)	$0.00	$(0.01)
Adjusted income from continuing operations	$0.02	$0.02	$0.00
Diluted weighted average shares outstanding	128,082	128,407	126,938

Schedule F: Non-GAAP Reconciliation of Adjusted EBITDA (Unaudited)

	Three Months Ended December 31, 2022
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(in thousands, except percents)
Revenues	$66,219	$81,229	$—	$—	$147,448
Net income (loss) before taxes and discontinued operations	10,456	4,924	(11,221)	(5,322)	(1,163)
Impairments and other charges	342	200	—	—	542
Exploration and pre-development costs	3,135	—	—	—	3,135
Adjustment to long-term incentives	—	—	74	—	74
Transaction, restructuring and other expenses	576	—	—	—	576
Adjusted income (loss) before taxes and discontinued operations	$14,509	$5,124	$(11,147)	$(5,322)	$3,164
Adjusted interest expense, net	(304)	140	—	5,064	4,900
Adjusted depreciation and amortization	1,787	6,808	—	163	8,758
Equity-based compensation expense	—	—	3,519	—	3,519
Adjusted EBITDA	$15,992	$12,072	$(7,628)	$(95)	$20,341

Adjusted EBITDA as a % of revenue	24.2%	14.9%			13.8%

	Three Months Ended September 30, 2022
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(in thousands, except percents)
Revenues	$59,163	$75,849	$—	$—	$135,012
Net income (loss) before taxes and discontinued operations	12,357	6,482	(11,968)	(4,756)	2,115
Exploration and pre-development costs	936	—	—	—	936
Adjustment to long-term incentives	—	—	1,731	—	1,731
Transaction, restructuring and other expenses	—	82	—	—	82
Adjusted income (loss) before taxes and discontinued operations	$13,293	$6,564	$(10,237)	$(4,756)	$4,864
Adjusted interest expense, net	(436)	(2)	—	4,437	3,999
Adjusted depreciation and amortization	1,846	6,626	—	162	8,634
Equity-based compensation expense	—	—	1,098	—	1,098
Adjusted EBITDA	$14,703	$13,188	$(9,139)	$(157)	$18,595

Adjusted EBITDA as a % of revenue	24.9%	17.4%			13.8%

	Three Months Ended December 31, 2021
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(in thousands, except percents)
Revenues	$59,828	$53,320	$—	$—	$113,148
Net income (loss) before taxes and discontinued operations	14,868	1,148	(9,017)	(7,757)	(758)
Adjustment to long-term incentives	—	—	495	—	495
Transaction, restructuring and other expenses	285	96	62	—	443
Former CEO stock appreciation right expense	—	—	107	—	107
Stock warrant fair value adjustment	—	—	—	(56)	(56)
Impairments and other charges	—	—	—	132	132
Allowance for bad debt	—	(230)	—	—	(230)
Adjusted income (loss) before taxes and discontinued operations	$15,153	$1,014	$(8,353)	$(7,681)	$133
Adjusted interest expense, net	(131)	4	—	4,130	4,003
Adjusted depreciation and amortization	1,767	5,868	—	251	7,886
Equity-based compensation expense	—	—	1,052	—	1,052
Adjusted EBITDA	$16,789	$6,886	$(7,301)	$(3,300)	$13,074

Adjusted EBITDA as a % of revenue	28.1%	12.9%			11.6%

	Year Ended December 31, 2022
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(In Thousands, Except Percents)
Revenue	$273,373	$279,840	$—	$—	$553,213
Net income (loss) before taxes and discontinued operations	57,366	15,732	(45,077)	(16,855)	11,166
Insurance recoveries	(3,750)	—	—	—	(3,750)
Impairments and other charges	562	2,242	—	—	2,804
Exploration and pre-development costs	6,635	—	—	—	6,635
Adjustment to long-term incentives	—	—	4,510	—	4,510
Transaction and other expenses	576	638	—	—	1,214
Adjusted income (loss) before taxes and discontinued operations	$61,389	$18,612	$(40,567)	$(16,855)	$22,579
Adjusted interest expense, net	(1,346)	138	—	17,041	15,833
Adjusted depreciation and amortization	7,455	24,683	—	681	32,819
Equity-based compensation expense	—	—	6,880	—	6,880
Adjusted EBITDA	$67,498	$43,433	$(33,687)	$867	$78,111

Adjusted EBITDA as % of revenue	24.7%	15.5%			14.1%

	Year Ended December 31, 2021
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(In Thousands, Except Percents)
Revenue	$219,648	$168,624	$—	$—	$388,272
Net income (loss) before taxes and discontinued operations	54,981	(11,116)	(39,990)	(18,596)	$(14,721)
Adjustment to long-term incentives	—	—	4,675	—	4,675
Transaction and other expenses	1,531	1,718	2,419	—	5,668
Stock warrant fair value adjustment	—	—	—	(198)	(198)
Former CEO stock appreciation right expense	—	—	865	—	865
Impairments and other charges	—	—	—	132	132
Allowance for bad debt	—	(230)	—	—	(230)
Adjusted income (loss) before taxes and discontinued operations	$56,512	$(9,628)	$(32,031)	$(18,662)	$(3,809)
Adjusted interest expense, net	(595)	(512)	—	17,483	16,376
Adjusted depreciation and amortization	6,885	25,045	—	889	32,819
Equity-based compensation expense	—	—	4,664	—	4,664
Adjusted EBITDA	$62,802	$14,905	$(27,367)	$(290)	$50,050

Adjusted EBITDA as % of revenue	28.6%	8.8%			12.9%

Schedule G: Non-GAAP Reconciliation of Net Debt (Unaudited)

The following reconciliation of net debt is presented as a supplement to financial results prepared in accordance with GAAP.

	December 31, 2022	December 31, 2021
	(in thousands)
Non Restricted Cash	$13,592	$31,551

Swedish Credit Facility	3	—
Asset-Based Credit Agreement	1,885	67
Term Credit Agreement	154,570	151,869
Net debt	$142,866	$120,385

Schedule H: Non-GAAP Reconciliation to Adjusted Free Cash Flow From Continuing Operations (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
	(in thousands)
Cash from operating activities	$(6,991)	$2,145	$(5,767)	$18,957	$4,657
Less: Discontinued operations operating activities (adjusted EBITDA)	—	—	—	—	(416)
Cash from continued operating activities	(6,991)	2,145	(5,767)	18,957	5,073
Less: Continuing operations capital expenditures	(7,161)	(11,971)	(4,487)	(38,350)	(15,866)
Less: Payments on financing lease obligations	(128)	—	—	(1,302)	—
Plus: Distributions from CSI Compressco LP(1)	52	52	52	209	156
Plus: Cash received from sale of investments	—	—	17,627	—	17,627
Plus: Cash from other investments	—	—	—	—	2,354
Adjusted free cash flow from continuing operations	$(14,228)	$(9,774)	$7,425	$(20,486)	$9,344
(1) Following the GP Sale on January 29, 2021, TETRA retained an interest in CSI Compressco representing approximately 3.7% of the outstanding common units as of December 31, 2022.

Schedule I: Non-GAAP Reconciliation to Net Leverage Ratio (Unaudited)

	Three Months Ended				Twelve Months Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2022
	(in thousands)
Net income (loss) before taxes and discontinued operations	$(1,163)	$2,115	$1,280	$8,934	$11,166
Insurance settlement	—	—	—	(3,750)	(3,750)
Exploration and pre-development costs	3,135	936	634	1,930	6,635
Adjustment to long-term incentives	74	1,731	1,450	784	4,039
Transaction, restructuring and other expenses	576	82	556	—	1,214
Impairments and other charges	542	—	2,262	—	2,804
Former CEO stock appreciation right expense	—	—	—	472	472
Provision for (recovery of) doubtful accounts	—	(213)	—	—	(213)
Adjusted income before taxes and discontinued operations	$3,164	$4,651	$6,182	$8,370	$22,367

Adjusted interest expense, net	4,900	3,999	3,610	3,324	15,833
Adjusted depreciation and amortization	8,758	8,634	7,746	7,679	32,817
Equity-based compensation expense	3,519	1,098	1,159	1,104	6,880
Acquisition trailing EBITDA	2,400	—	—	—	2,400
Non-cash (gain) loss on investments	(286)	548	710	(1,100)	(128)
Gain on sale of assets	(190)	(262)	(500)	(218)	(1,170)
Other debt covenant adjustments	249	230	214	143	836
Debt covenant adjusted EBITDA	$22,514	$18,898	$19,121	$19,302	$79,835

					December 31, 2022
					(in thousands, except ratio)
Term credit agreement					$163,072
ABL credit agreement					2,950
Swedish credit agreement					3
ABL letters of credit and guarantees					6,268
Total debt and commitments					172,293
Unrestricted cash					13,592
Net debt and commitments					$158,701
Net leverage ratio					1.99